Law Office of
CHRISTOPHER  A. KOZLOWSKI
30 Vail Place at Rahway Train Station Plaza
P.O. Box 167-D Rahway, NJ 07065

(732) 388-0281
Fax: (732) 381-5312
www.kozlowskilegal.com

Eco-Waste Power, Inc.
625 W Southern Avenue
Suite E
Mesa, AZ 85210

August 26, 2016

Re:  Opinion of Counsel - Registration Statement on Form 1-A for Eco-Waste Power, Inc.
Registration of up to 20,000 Convertible Notes at $1,000.00 Per Note by the Company

Ladies and Gentlemen:

       I have been engaged  as counsel  to render  a legal opinion  in connection  with the registration statement  on Form 1-A. The registration  statement  covers the registration  under the Securities  Act of
1933 of twenty thousand (20,000) Convertible Notes and its underlying common shares, at one thousand dollars ($1,000.00) per note, to be sold by Eco-Waste Power, Inc., an Arizona corporation.

       In connection with the opinion contained herein, I have examined the registration statement, the articles of incorporation and bylaws, the minutes of meetings of its board of directors, as well as all other documents necessary to render an opinion. In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals,  the  conformity  to  original  documents  of  all  documents  submitted  to  me  as  certified  or photostatic copies and the authenticity of the originals of such copies.

       Based upon the foregoing,  I am of the opinion that the twenty thousand  (20,000) Convertible Notes  and  its  underlying  common  shares  being  sold  pursuant  to  the  registration  statement  are  duly authorized and will be, when issued in the manner described in the registration, legally and validly issued, fully paid and non-assessable.

       This opinion is limited to the Federal laws of the United States, and the applicable statutory provisions of the laws of the State of Arizona and reported judicial decisions interpreting those laws. This opinion does not address or relate to any specific state securities laws. I assume no duty to communicate with the registrant in respect to any matter that comes to my attention after the date of effectiveness of the registration statement.

       I further consent to the use of this opinion as an exhibit to the registration statement and to the reference to my firm in the prospectus made part of the registration statement.

Very truly yours,

/s/ Christopher A. Kozlowski, Esq.   Christopher A. Kozlowski, Esq.